Exhibit 99.1

Sbarro, Inc. Announces Results of Operations

for the Second Quarter and Six Months Ended June 28, 2009

Melville, New York – August 12, 2009 – Sbarro, Inc. (the “Company”) announced today results of operations for the second quarter and six months ended June 28, 2009. The Company’s detailed results are included in its Quarterly Report on Form 10-Q, which was filed with the SEC on August 11, 2009.

Second Quarter Financial Results

Revenues were $80.1 million for the quarter ended June 28, 2009 as compared to revenues of $85.4 million for the quarter ended June 29, 2008. The decrease in revenues was primarily due to a 5.1% decrease in Company-owned comparable-unit sales and stores closed, offset by revenues generated by new Company-owned stores opened in 2008 and the first half of 2009. The decrease in comparable-unit sales primarily reflects the reduction in mall traffic throughout the United States as a result of weakened consumer spending in the current economic environment, partially offset by the Easter holiday falling in the second quarter of 2009 versus the first quarter of 2008. Domestic franchise comparable-unit sales declined 4.5% while international franchise comparable-unit sales declined 23.2%, primarily due to the strengthening of the U.S. Dollar relative to virtually all foreign currencies. Without consideration for foreign currency fluctuations, the international franchise comparable-unit sales decline would have been 4.5%.

Net loss attributable to Sbarro, Inc. for the quarter ended June 28, 2009 was $6.5 million as compared to a net loss of $5.0 million for the quarter ended June 29, 2008. The increase was primarily the result of a $3.2 million increase in tax expense in the quarter as compared to the second quarter of 2008. Without consideration for taxes, net loss decreased approximately $1.7 million, or 21%.

EBITDA, as calculated in accordance with the terms of the Company’s bank credit agreements, was $8.2 million for the quarter ended June 28, 2009 as compared to $5.5 million for the quarter ended June 29, 2008. The improvement was primarily the result of reduced commodity costs and lower employee costs, partially offset by the decline in comparable-unit sales during the quarter.

As discussed in Exhibit A, EBITDA is a non-GAAP financial measure that management believes is an important metric for us to report to our investors, as we consider it a helpful additional indicator of our ability to meet future debt obligations and to comply with certain covenants in our borrowing agreements which are tied to this metric. Exhibit A includes a reconciliation of EBITDA to net loss, which is the most directly comparable financial measure under United States Generally Accepted Accounting Principles (“GAAP”). Exhibit A also identifies adjustments to EBITDA that are provided for under the Company’s bank credit agreements.

Year to Date Financial Results

Revenues were $159.7 million for the six months ended June 28, 2009 as compared to revenues of $168.6 million for the six months ended June 29, 2008. The decrease in revenues was primarily due to a 4.9% decrease in Company-owned comparable-unit sales and stores closed offset by revenues generated by new Company-owned stores opened in 2008 and the first half of 2009. The decrease in comparable-unit sales primarily reflects the reduction in mall traffic throughout the United States as a result of weakened consumer spending in the current economic environment. Domestic franchise comparable-unit sales declined 4.3% while international franchise comparable-unit sales declined 24.9%, primarily due to the strengthening of the U.S. Dollar relative to virtually all foreign currencies. Without consideration for foreign currency fluctuations, the international franchise comparable-unit sales decline would have been 6.8%.

Net loss attributable to Sbarro, Inc. for the six months ended June 28, 2009 was $12.2 million as compared to a net loss of $7.7 million for the six months ended June 29, 2008. The increase was primarily the result of a $5.1 million increase in tax expense in the first six months of 2009 as compared to the first six months of 2008. Without consideration for taxes, net loss decreased approximately $.6 million, or 5.2%.

EBITDA, as calculated in accordance with the terms of the Company’s bank credit agreements, was $17.3 million for the six months ended June 28, 2009 as compared to $13.4 million for the six months ended June 29, 2008. The improvement was primarily the result of reduced commodity costs and lower employee costs, partially offset by the decline in comparable-unit sales during the first half of 2009.

The Company was in compliance with all covenants as calculated in accordance with the terms of the Company’s bank credit agreements for the six months ended June 28, 2009.

Peter Beaudrault, Chairman of the Board, President and CEO of Sbarro, commented, “Our first half results continue to be impacted by the slow down in consumer spending and the strengthening of the U.S Dollar; however, as a result of lower commodity costs and aggressive cost controls we were able to produce higher year over year EBITDA in line with expectations as set forth in our amended credit agreement.”

About the Company

Based in Melville, New York, we are the world’s leading Italian quick service restaurant concept and the largest shopping mall-focused restaurant concept in the world. We have 1,062 restaurants in 44 countries. Sbarro restaurants feature a menu of popular Italian food, including pizza, a selection of pasta dishes and other hot and cold Italian entrees, salads, sandwiches, drinks and desserts. Additional information is available at http://www.sbarro.com/.

Forward-Looking Statement Disclosure

This press release contains “forward-looking statements,” as such term is used in the Securities Exchange Act of 1934, as amended. Forward-looking statements include statements about non-historical matters and often are identified by the words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “plan,” “project,” “target,” “can,” “could,” “may,” “should,” “will,” “would” and similar expressions. These forward-looking statements include statements about anticipated future store openings and growth and involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance, achievements or transactions of Sbarro and its affiliates to be materially different from any future results, performance, achievements or transactions expressed or implied by such forward-looking statements. Factors that could cause or contribute to such differences include: (1) general economic, inflation, national security, weather and business conditions; (2) decrease in mall traffic, and other events arising from the downturn in the economy, such as continued increases in energy that negatively affect consumer spending; (3) the availability of suitable restaurant sites in appropriate regional shopping malls and other locations on reasonable rental terms; (4) changes in consumer tastes; (5) changes in population and traffic patterns, including the effects that military action and terrorism or other events may have on the willingness of consumers to frequent malls, airports or downtown areas which are the predominant areas in which our restaurants are located; (6) our ability to continue to attract franchisees; (7) the success of our present, and any future, joint ventures and other expansion opportunities; (8) changes in commodity and commodity related prices (particularly cheese and flour), beverage and paper products; (9) our ability to pass along cost increases to our customers; (10) increases in the Federal minimum wage; (11) the continuity of services of members of our senior management team; (12) our ability to attract and retain competent restaurant and executive managerial personnel; (13) competition; (14) the level of, and our ability to comply with, government regulations; (15) our ability to generate sufficient cash flow to make interest payments under our borrowing agreements; (16) our ability to comply with financial covenants and ratios and the effects the restrictions imposed by those financial covenants and ratios may have on our ability to operate our business; (17) our ability to repurchase and/or repay amounts under our borrowing agreements to the extent required in the event of certain circumstances as defined in our borrowing agreements; and (18) other factors discussed in our filings with the Securities and Exchange Commission. The Company undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. The Company assumes no obligation to update or supplement forward-looking statements that become untrue because of subsequent events.

[Financial schedules to follow]

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Contact:

Carolyn Spatafora

Senior Vice President of Finance

(631) 715-4100

SBARRO, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

(In thousands)

	For the six months ended June 28, 2009	For the six months ended June 29, 2008
Revenues:
Restaurant sales	$152,942	$160,896
Franchise related income	6,774	7,724

Total revenues	159,716	168,620

Costs and expenses:
Cost of food and paper products	31,129	36,768
Payroll and other employee benefits	42,787	46,728
Other operating costs	59,574	60,952
Other income, net	(2,020)	(1,901)
Depreciation and amortization	8,467	8,734
General and administrative	15,826	14,245
Asset impairment, restaurant closings/remodels	1,996	335

Total costs and expenses, net	157,759	165,861

Operating income	1,957	2,759

Other (expense) income:
Interest expense	(13,333)	(15,045)
Write-off of deferred financing costs	(423)	—
Interest income	33	107

Net other expense	(13,723)	(14,938)

Loss before income taxes and equity investments	(11,766)	(12,179)
Income tax expense (benefit)	272	(4,823)

Loss before equity investments	(12,038)	(7,356)
Loss from equity investments	(108)	(128)

Net loss	(12,146)	(7,484)
Net income attributable to noncontrolling interests	(33)	(248)

Net loss attributable to Sbarro, Inc.	$(12,179)	$(7,732)

Exhibit A

SBARRO, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

(In thousands)

	For the three months ended June 28, 2009	For the three months ended June 29, 2008
Revenues:
Restaurant sales	$76,659	$81,143
Franchise related income	3,475	4,239

Total revenues	80,134	85,382

Costs and expenses:
Cost of food and paper products	15,631	19,386
Payroll and other employee benefits	21,548	24,415
Other operating costs	29,730	31,166
Other income, net	(844)	(682)
Depreciation and amortization	4,266	4,616
General and administrative	7,424	7,010
Asset impairment, restaurant closings/remodels	1,117	168

Total costs and expenses, net	78,872	86,079

Operating income (loss)	1,262	(697)

Other (expense) income:
Interest expense	(7,492)	(7,309)
Interest income	1	34

Net other expense	(7,491)	(7,275)

Loss before income taxes and equity investments	(6,229)	(7,972)
Income tax expense (benefit)	168	(2,994)

Loss before equity investments	(6,397)	(4,978)
(Loss) income from equity investments	(53)	22

Net loss	(6,450)	(4,956)
Net income attributable to noncontrolling interests	(19)	(25)

Net loss attributable to Sbarro, Inc.	$(6,469)	$(4,981)

Exhibit A

Sbarro, Inc.

EBITDA Reconciliation

Quarters and Years to Date Ended June 28, 2009 and June 29, 2008

(unaudited)

EBITDA represents earnings before interest income, interest expense, taxes, depreciation and amortization. EBITDA, as calculated under the Company’s bank credit agreements, includes certain additional adjustments, as set forth in the reconciliation that follows. EBITDA is a non-GAAP financial measure and should not be considered in isolation from, or as a substitute for, net income, cash flow from operations or other cash flow statement data prepared in accordance with United States generally accepted accounting principles (“GAAP”) or as a measure of a company’s profitability or liquidity. Rather, we believe that EBITDA provides relevant and useful information for analysts of, and investors in, our Senior Notes due 2015 (“Senior Notes”), and our lenders as EBITDA is one of the measures used in calculating our compliance with certain financial ratios in the indenture governing our Senior Notes and in determining compliance with certain financial covenants under the Company’s bank credit agreements.

Our calculation of EBITDA may not be comparable to a similarly titled measure reported by other companies, since all companies do not calculate this non-GAAP measure in the same manner. Our EBITDA calculations are not intended to represent cash provided by (used in) operating activities since they do not include interest and taxes and changes in operating assets and liabilities, nor are they intended to represent a net increase in cash since they do not include cash provided by (used in) investing and financing activities. The calculation of EBITDA under our bank credit agreements and under the indenture governing our Senior Notes may differ, because of differences in the definitions contained in those two documents. We provide a calculation of EBITDA under our bank credit agreements because we are required to satisfy a quarterly financial measurement that uses EBITDA as a compliance metric. Our indenture does not include a similar quarterly compliance covenant.

Exhibit A

The following tables reconcile net loss attributable to Sbarro, Inc. for the following periods in 2009 and 2008, respectively, to EBITDA as defined in the Company’s bank credit agreements for the same periods. We believe that net loss is the most directly comparable GAAP financial measure to EBITDA. All amounts below are in thousands.

	Three months ended June 28, 2009	Three months ended June 29, 2008
Net loss attributable to Sbarro, Inc.	$(6,469)	$(4,981)
Interest expense	7,492	7,309
Interest income	(1)	(34)
Income tax expense (benefit)	168	(2,994)
Depreciation and amortization	4,266	4,616

EBITDA	5,456	3,916

Non-cash charges and litigation charges, net (1)	1,205	563
Professional fees expensed for credit amendment, management fees and related expenses (2)	248	251
Restructuring related expenses, store closing costs and severance (3)	1,084	506
Preopening expenses and joint venture operations	227	312

EBITDA in accordance with the bank credit agreements (4)	$8,220	$5,548

Exhibit A

	Six Months ended June 28, 2009	Six Months ended June 29, 2008
Net loss attributable to Sbarro, Inc.	$(12,179)	$(7,732)
Interest expense	13,333	15,045
Interest income	(33)	(107)
Income tax expense (benefit)	272	(4,823)
Depreciation and amortization	8,467	8,734

EBITDA	9,860	11,117

Non-cash charges, litigation and non-recurring income, net (1)	2,820	398
Professional fees expensed for credit amendment, management fees and related expenses (2)	957	509
Restructuring related expenses, store closing costs and severance (3)	2,989	768
Preopening expenses and joint venture operations	722	635

EBITDA in accordance with the bank credit agreements (4)	$17,348	$13,427

(1)	Expenses relating to non-cash charges including deferred rent, asset impairments and amounts accrued net of cash paid for litigation settlements.
(2)	Financial advisory, accounting, legal and other similar advisory and consulting fees relating to the credit facility amendment and 2nd lien transaction and accrued management fees and expenses.
(3)	Restructuring related expenses, severance or the discontinuance of any portion of operations, employees and/or management and operating losses of closed stores.
(4)	EBITDA as defined in the Company’s bank credit agreements for the LTM period ending June 28, 2009 was $47.3 million.